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Exhibit 99.1


Contact: James M. Wilkinson, II, Ph.D.
         President and Chief Executive Officer
         410/385-4500 ext. 620


FOR IMMEDIATE RELEASE
PHARMAKINETICS LABORATORIES, INC.
REACHES AGREEMENT WITH ALTANA

Baltimore, MD April 21, 2000 -- PharmaKinetics Laboratories, Inc. (OTCBB:PKL) today announced the settlement of a civil action brought by Altana, Inc. in December 1999 relating to the performance of certain clinical studies which the suit alleges were not performed to Altana's satisfaction. The settlement calls for Altana, Inc. to receive a class of convertible preferred stock and warrants to purchase common stock. Altana can elect to exchange shares of the preferred stock for future studies performed by PharmaKinetics.

Dr. Wilkinson said, "We are pleased that we were able to reach an agreement with Altana. The settlement is in the best interest of the Company and its shareholders allowing us to put this matter behind us and focus on the future."

PharmaKinetics Laboratories, Inc.. is a contract research organization serving the pharmaceutical and biotechnology industries.